EXHIBIT 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
The following briefly summarizes certain of the material terms of the shares of common stock, par value $1.00 per share (the “Common Stock”), of OFG, which is the only class of the registrant’s securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of Puerto Rico General Corporations Act, as amended, our Certificate of Incorporation, and our Bylaws, each as amended and restated from time to time and each of which has been filed as an exhibit to this annual report on Form 10-K.
In this Exhibit 4.7, when we refer to “OFG”, the “Company,” “we,” “us” or “our” or when we otherwise refer to ourselves, we mean OFG Bancorp, unless the context indicates otherwise.
Authorized Shares
We are authorized to issue 100,000,000 shares of Common Stock, par value $1.00 per share.
Dividend Rights
Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for the payment of dividends.
Redemption, Terms of Conversion and Sinking Fund Provisions
Our Common Stock has no redemption, conversion or sinking fund privileges.
Voting Rights
The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of our Common Stock has the same relative rights as, and is identical in all respects with, each other share of our Common Stock. At each annual meeting of stockholders in which more than one director is being elected, every stockholder entitled to vote at such election has the right to vote, in person or by proxy, the number of shares owned by the stockholder for as many persons as there are directors to be elected and for whose election the stockholder has a right to vote, or to cumulate the votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of his or her shares equals, or by distributing such votes on the same principle among any number of candidates.
Preferred Stock
Our Board of Directors is also authorized to provide, when it deems necessary, for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences, rights, qualifications, limitations or restrictions thereof, as shall be expressed in its resolution or resolutions authorizing such issuance.
Board of Directors
Our Certificate of Incorporation provides that the number of directors will be fixed by, or in the manner provided in, our Bylaws. All directors, other than those who may be elected by the holders of any class or series of stock having preference over our Common Stock as to dividends or upon liquidation, are elected annually. Our Board of Directors currently consists of one class of nine directors elected annually until the end of their one-year term and until their successors are duly elected and qualified.

No Assessment
The issued and outstanding shares of Common Stock are fully paid and non-assessable.
Transfer Agent and Registrar
American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Common Stock.
Certain Anti-Takeover Matters
Preferred stock. Our Board of Directors is authorized to issue one or more series of preferred stock from time to time without any action on the part of the holders of Common Stock, which may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. For more information, see “—Preferred Stock” and the related discussion within this exhibit.
Advance notice procedures. The Bylaws establish advance notice procedures with regard to stockholder proposals relating to nominations for the election of directors or other business to be brought before meetings of the Company’s stockholders. These procedures provide that notice of such stockholder proposals must be timely given to the Company’s corporate secretary prior to the meeting at which the action is to be taken. The notice must contain certain information specified in the Bylaws and must otherwise comply with the Bylaws.
Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, except as otherwise required by applicable law or listing standards. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.
Removal of directors. Our stockholders may not remove directors other than for cause. If cause exists, the affirmative vote of not less than a majority of our stockholders is required for such director’s removal.
Amendment of Bylaws. The Bylaws may be adopted, amended or repealed by a majority of the Board of Directors, subject to certain limitations in the Bylaws. The Company’s stockholders also have the power to adopt, amend or repeal the Bylaws.